Gibson, Dunn & Crutcher LLP 200 Park Avenue New York, NY 10166-0193 Tel 212.351.4000 www.gibsondunn.com

February 26, 2019

General Electric Company
41 Farnsworth Street
Boston, Massachusetts 02210

Re:	General Electric Company
GE Stock Direct Offering

Ladies and Gentlemen:

We have acted as counsel to General Electric Company, a New York corporation (the “Company”), in connection with (i) the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-3 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”); (ii) the prospectus included therein; (iii) the prospectus supplement, dated February 26, 2019, filed with the Commission on February 26, 2019 pursuant to Rule 424(b) of the Securities Act (“the Prospectus Supplement”); and (iv) the offering by the Company pursuant to the Prospectus Supplement of up to 25,000,000 shares of the Company’s common stock, par value $0.06 per share (the “Shares”), hereafter issued by the Company through GE Stock Direct (the “Plan”).

We have examined the originals, or photostatic or certified copies, of the Registration Statement, the Prospectus Supplement, such records of the Company and certificates of officers of the Company and of public officials and such other documents as we have deemed necessary or advisable to enable us to render the opinions set forth below. In our examination, we have assumed without independent investigation the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. In addition, we have also assumed that there are no agreements or understandings between or among the Company and any participants in the Plan that would expand, modify or otherwise affect the terms of the Plan or the respective rights or obligations of the participants thereunder.

General Electric Company
February 26, 2019

Based upon the foregoing examination and in reliance thereon, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that the Shares, when issued and sold against payment therefor pursuant to the Plan, will be validly issued, fully paid and, subject to the provisions of Section 630 of the New York Business Corporation Law, non-assessable.

We render no opinion herein as to matters involving the laws of any jurisdiction other than the State of New York. This opinion is limited to the current laws of the State of New York, and to the current judicial interpretations thereof and to the facts as they exist on the date hereof. We assume no obligation to revise or supplement our opinions should the present laws, or the interpretation thereof, be changed in respect of any circumstances or events that occur subsequent to the date hereof.

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Validity of the Securities” in the Registration Statement and under the caption Legal Matters in the Prospectus Supplement. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Gibson, Dunn & Crutcher LLP